For the semi-annual period ended November 30, 2005
File number 811-5206
Jennison Natural Resources Fund, Inc.


SUB-ITEM 77D
Policies With Respect to Security Investment

JENNISON NATURAL RESOURCES FUND, INC.


Supplement dated December 14, 2005

Prospectus and Statement of Additional Information dated July 29, 2005

The Board of Directors of Jennison Natural Resources Fund, Inc. (the "Fund") has approved an increase in the allowable percentage of Fund assets that may be invested in foreign securities from 35% to 100%.

To reflect this change, the indicated sections of the Prospectus and Statement of Additional Information are revised as follows:

The table appearing in the section of the Prospectus entitled "How the Fund Invests - Investment Risks," is hereby revised to state that the Fund may invest up to 100% of its investable assets in foreign securities.

The section of the Statement of Additional Information entitled "Description of the Fund, Its Investments and Risks - Securities of Foreign Issuers" is hereby revised to state that the Fund may invest up to 100% of its investable assets in the securities of foreign issuers.

MF135C1